Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of NCI Building Systems, Inc. for the registration of up to $200,000,000 in securities and to the incorporation by reference therein of our reports dated December 22, 2008, with respect to the consolidated financial statements and schedule of NCI Building Systems, Inc. and the effectiveness of internal control over financial reporting of NCI Building Systems, Inc., included in its Annual Report (Form 10-K) for the year ended November 2, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

December 22, 2008